Exhibit 99.1

Apple’s Special Committee Reports Findings of Stock Option Investigation

Fred Anderson Resigns from Apple Board of Directors

CUPERTINO, California — October 4, 2006 — Apple® today announced that the special committee of its board of directors has reported its findings after a three month investigation into Apple’s stock option practices. The special committee of outside directors, together with independent counsel and accountants, examined more than 650,000 emails and documents, and conducted interviews with more than 40 current and former employees, directors and advisors. Apple initiated this voluntary independent investigation after a management review discovered irregularities in past stock option grants.

The independent investigation’s key findings are:

•                    The investigation found no misconduct by any member of Apple’s current management team.

•                    The most recent evidence of irregularities relates to a January 2002 grant.

•                    Stock option grants made on 15 dates between 1997 and 2002 appear to have grant dates that precede the approval of those grants.

•                    In a few instances, Apple CEO Steve Jobs was aware that favorable grant dates had been selected, but he did not receive or otherwise benefit from these grants and was unaware of the accounting implications.

•                    The investigation raised serious concerns regarding the actions of two former officers in connection with the accounting, recording and reporting of stock option grants. The company will provide all details regarding their actions to the SEC.

“I apologize to Apple’s shareholders and employees for these problems, which happened on my watch. They are completely out of character for Apple,” said Steve Jobs, Apple’s CEO.” We will now work to resolve the remaining issues as quickly as possible and to put the proper remedial measures in place to ensure that this never happens again.”

The company also announced that Fred Anderson, Apple’s former CFO, has resigned from its board of directors. Mr. Anderson, who served as CFO from 1996 until 2004, informed the company that he believes it is in Apple’s best interests that he resign from the board at this time.

The company and its independent auditors are reviewing the findings of the independent investigation. Management continues to believe, and the audit committee agrees, that Apple will likely need to restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The company and its independent auditors are reviewing recent accounting guidance published by the SEC, and have not yet determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement. The company continues to proactively inform the SEC of its findings.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

Press Contacts:
Steve Dowling
Apple
(408) 974-1896
dowling@apple.com

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